UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2024

HERITAGE COMMERCE CORP

(Exact name of registrant as specified in its charter)

California	000-23877	77-0469558
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

224 Airport Parkway, San Jose, California	95110
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 947-6900

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, No Par Value	HTBK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

ITEM 5.02	APPOINTMENT OF CERTAIN OFFICERS

On May 6, 2024, Heritage Commerce Corp (the “Company”), the holding company for Heritage Bank of Commerce (the “Bank”) issued a press release announcing the appointment of Chris Edmonds-Waters, age 61, as the Bank’s Executive Vice President, Chief People and Culture Officer effective April 30, 2024. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Mr. Edmonds-Waters arrives at Heritage Bank of Commerce having led the human resources function at Silicon Valley Financial Group, Inc., the parent company of Silicon Valley Bank (“SVB”), where he began in 2003, increasing his responsibilities over time. Of note, during Mr. Edmonds-Waters’ tenure, as Chief Human Resources Officer from 2006 to 2023, he played a key role in preparing the workforce—and the company as a whole—for expansion into new off-shore markets and new product lines. He accomplished this through partnering with the Chief Executive Officer and executive team in establishing a culture known for its strong values and the belief that in order to support their clients, SVB needed to first support their employees. Prior to SVB, Chris honed his expertise through various Human Resources Director positions at Charles Schwab & Co., Inc. Mr. Edmonds-Waters holds a Master of Arts in Human Resources & Organization Development from the University of San Francisco, complemented by a Bachelor of Arts in Intercultural Communication and a Spanish Minor from Arizona State University. His extensive professional background makes him an excellent candidate to succeed Jan Coonley as Chief People and Culture Officer.

Mr. Edmonds-Waters entered into an at-will employment agreement dated April 30, 2024 (the “Employment Agreement”) upon commencement of his employment providing for a base salary of $365,000 per year, and for bonus eligibility and other terms and benefits substantially equivalent to the Company’s other senior executive officers. Under the terms of the Employment Agreement, Mr. Edmonds-Waters will receive a restricted stock award of 30,000 shares of restricted common stock of the Company. He will be eligible to participate in the Company’s Executive Officer Cash Incentive Program and the Company’s 2023 Equity Incentive Plan. Mr. Edmonds-Waters will participate in the Company’s 401(k) plan, under which he may receive matching contributions up to $3,000. The Company will provide group life, health, accident and disability insurance coverage for himself and his dependents at no cost to him. Mr. Edmonds-Waters will receive an automobile allowance in the amount of $500 per month.

If Mr. Edmonds-Waters’ employment is terminated without cause (as defined in the Employment Agreement), he is entitled to a lump sum payment equal to one times his base salary and his average annual bonus in the last three years. If Mr. Edmonds-Waters’ employment is terminated by the Company or he resigns for good reason 120 days before, or within two years after, a change of control (as defined in the Employment Agreement), he will be entitled to a lump sum of two times his base salary and average annual bonus in the last three years. If Mr. Edmonds-Waters’ employment is terminated by the Company without cause, his participation in group insurance coverage will continue on at least the same level as at the time of termination for a period of 12 months from the date of termination. If Mr. Edmonds-Waters’ employment is terminated by the Company as a result of a change in control, or he resigns for a good reason as a result of a change in control, these benefits will continue for a period of 24 months from the date of termination. Additionally, following the termination of his employment, Mr. Edmonds-Waters has agreed to refrain from certain activities that would be competitive with the Company within the counties in California in which the Company has located its headquarters or branch offices, including refraining for 12 months from the date of termination from soliciting Company employees or clients.

The foregoing is only a summary of Mr. Edmonds-Waters’ Employment Agreement. A copy of the Employment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(D) Exhibits.

10.1†	Employment Agreement with Chris Edmonds-Waters, dated April 30, 2024
99.1	Press Release, dated May 6, 2024, entitled “Heritage Bank of Commerce Hires Chris Edmonds-Waters as Chief People and Culture Officer”
104	Cover Page Interactive Data File (embedded within XBRL document)

†              Certain identified information has been excluded from the exhibit pursuant to Regulation S-K Item 601(b)(10)(iv) because it is both (i) not material and (ii) is the type that the Company customarily treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 6, 2024

Heritage Commerce Corp

By:	/s/ Lawrence D. McGovern
Name: Lawrence D. McGovern
Executive Vice President and Chief Financial Officer

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